Exhibit 4.88

Contract Registration No.:

2011110033000359

Registered

TECHNICAL SERVICE CONTRACT

(Including Technical Training and Technical Intermediate Service)

Project Name: Cooperative Agreement for Monternet MMS of China Mobile Group Beijing Company Limited XS-1109-002

Client: China Mobile Group Beijing Company Limited

(Party A)

Agent: Beijing AirInbox Information Technologies Co., Ltd.

(Party B)

Signing Place: Haidian City/County (District), Beijing Province/Municipality

Signing Date: August 1st, 2011

Valid as from: August.1st, 2011 until July.31st, 2012

1

Cooperative Agreement for Monternet MMS of China Mobile Group Beijing Company Limited

Party A: China Mobile Group Beijing Company Limited

Mailing Add.: No.7 of Dongzhimen South Street, Dongcheng District, Beijing, P.R.China

Post Code: 100007

Tel.: 86-10-52186699

Fax No.: 86-10-65537528

Deposit Bank: Changan Sub-branch, Beijing Branch of ICBC

Account No.: 0200003309005401832

and

Party B: Beijing AirInbox Information Technologies Co., Ltd.

Mailing Add.: 33/F., Tengda Plaza, No.168, Xiwai Street, Haidian District, Beijing

Post Code: 100044

Tel.: 86-10-88576000

Fax No.: 86-10-88575900

Deposit Bank: Beijing Capital Indoor Stadium Sub-branch of ICBC

Account No.: 0200053719200031688

WHEREAS, China Mobile Group Beijing Company Limited is a mobile network operator duly approved by the Ministry of Industry and Information Technology of China to provide fee-based communication channels, billing platforms and charging services to the MMS application providers as mobile communications operator, hereinafter as “Party A”;

WHEREAS, Beijing AirInbox Information Technologies Co., Ltd. is a communication value-added business operator (Value-added Telecommunications Services License No.: BZ-20090197) duly approved by competent telecommunications authority to provide, as a MMS application provider, the MMS value-added services to the customers of Party A, hereinafter as “Party B”.

NOW THEREFORE, based on the principles of equality, mutual benefit, sharing complementary advantages and joint development, and through amicable consultations, the Parties hereby agree as follows for jointly carrying out Monternet MMS:

1. Cooperative Methods and Contents

1.1 Party A, as the service provider of MMS network and billing platform, will provide Party B fee-based communication and billing channels. During the cooperative period, the enterprise code used by Party B at the province where Party A is located is 801002, and service code 10663355.

2

1.2 Party B will provide the various value–added services to the Monternet users of Party A through the MMS platform of Party A. Party B shall provide the quality information service to the Monternet users of Party A in a timely and quantitative-satisfactory manner according to the users’ customization. Party A will provide the fee-based business billing and charging services to Party B through the billing and charging system of Party A.

1.3 Party B opens its accesses to the Monternet MMS for the China Mobile users through the MMS Channel of Party A.

2. Rights and Obligations of the Parties

2.1 Obligations of Party A

2.1.1 Party A shall provide the billing and charging services with respect to the cooperative business hereunder according to the requirements of Party B.

2.1.2 If Party A intends to conduct a system debug, maintenance, upgrade or other foreseeable change operations that may cause suspension of the service provided hereunder, it shall notify Party B within five (5) working days before such change operation is implemented in the form of “China Mobile New Service Information Management System” (hereinafter “SIMS”) notice, email or otherwise, detailing the specific reason for such suspension, the specific time and period.

2.1.3 Party A shall provide the relevant interface specifications and technical protocol standards to Party B, and shall coordinate with Party B as to make seamless connections between the server of Party B and the communication interface of MMS center of Party A. Party A shall ensure the smoothness of the network communications, and perform the obligations and exercise the rights in accordance with the network access agreement signed with the users.

2.1.4 Party A shall be responsible for the enquiries, declarations and complaints raised by the users due to the network communications of Party A, and at the same time, it shall establish a first-person responsibility system, and the problems that need the coordination of Party B shall be properly transferred to Party B, and shall be responsible for tracking the progress and return visits to users.

2.1.5 Party A under the permissible conditions shall provide to Party B the information fees actually collected, including the users’ numbers and the corresponding fees.

2.1.6 Party A is under the obligation to notify Party B of the information that is formulated and officially released by Party A, and that may directly affect the business development of Party B, unless such information is national secret or any trade secret of Party A.

2.1.7 If Party A is unable to continue to provide the services hereunder due to its improper management or other reason that is attributable to Party A, it shall notify Party B of such three (3) months in advance, and shall make explanations to the users and deal well with the subsequent matters.

3

2.1.8 Party A shall be responsible for the daily maintenance of the MMS network platform, and shall be responsible for dealing with the technical hitch that is caused due to the reason of Party A, so as to ensure the normal operation of the application services.

2.1.9 Party A shall provide for free the network port service to Party B, and assist Party B to configure the application services into MMS network platform.

2.1.10 Party A shall be responsible for formulating the various indicators according to which the MMS business is operated, and shall communicate the same to Party B completely and unambiguously, meanwhile, it shall give Party B reasonable time to achieve these indicators.

2.1.11 As divided by the interface of the MMS network gateway system firewall of Party A to Party B, Party A is responsible for the maintenance of the equipments at its side and shall ensure the same in normal conditions in order to provide the services hereunder.

2.2 Rights of Party A

2.2.1 Party A shall not be liable for any information fees in arrears caused as a result of user’s cancellation, pre-cancellation, halt, payment refusal and other reasons on the part of the users, and meanwhile will not provide the billing services to the users who do not use the information services during that month.

2.2.2 Party A shall have the right to formulate the relevant management rules, appraisal terms, customer service standards and documents regarding the Monternet business, and has the right to require Party B to comply with and implement the above rules, Party A will conduct appraisals on Party B according to the above management rules, and shall take the relevant actions as per the appraisal results.

2.2.3 Party A shall have the right to verify the telecommunication and information services operation permit, telecommunication value-added services license, business license and other licenses/permits as required for the businesses and services contemplated hereunder and the letter of credit, information sources, bank account and other documents required for the normal operations of Party B.

2.2.4 Party A shall have the right to verify the new and changed business of Party B, and refuse the information that does not satisfy with the regulations on national information security and other relevant regulations. If Party B’s opening of the business is unauthorized by Party A, Party A has the right to hold it liable therefor in accordance with the Monternet cooperative management regulations.

2.2.5 In response to the overloaded quantity of MMS that may affect the network security of Party A, Party A reserve the right to limit its further transmission or otherwise adjust the MMS flow in time according to the load of the MMS system; meanwhile, Party A is entitled to require Party B to dispose of within a prescribed time limit, the junk information or unlawful attacks from Party B, and any failure by Party B to make a timely disposal will render Party A the right to take appropriate actions to prevent it from further transmission; in case of any emergency, for the purposes of protecting the legitimate rights and interests of the vast users, Party A reserves the right to take appropriate actions to terminate the communications interfaces without notice to Party B. If Party B releases or intends to release illegal information through the MMS platform of Party A, Party A shall have the right to immediately terminate the communications interfaces and reserves the right to further hold Party B liable therefor.

4

2.2.6 If Party A, in accepting the complaints of the users by reason of Party B, needs to refund the information fee to the users, it may first refund the users on behalf of Party B, and then has it deducted from the settlement amount payable to Party B, if such amount is insufficient for the purpose of refund, Party B shall pay the balance to Party A.

2.2.7 If Party B is unable to reach the business operation level of other similar partners of Party A, Party A has the right to terminate in advance the billing and charging relationships with Party B and/or this Agreement.

2.2.8 Party A has the right to terminate and suspend the cooperative relationships with Party B or the billing or charging services according to the requirements of its superior competent authorities.

2.3. Obligations of Party B

2.3.1 Party B shall possess a business license for enterprise as a legal person with lawful business scope, operating qualifications for content/application service, and shall provide to Party A the true and authentic operation permit as approved by the Ministry of Industry and Information Technology or local competent telecommunications authorities in order to conduct information value-added business, letter of credit, a perfect after-sale service system, pricing approvals, bank accounts and other documents.

2.3.2 Party B shall promote the MMS services through the various channels of advertising media, including WEB, WAP, plane media, TV, etc. Party B shall obtain the prior consent of Party A in order to publicize the Monternet MMS by use of the enterprise name and business trademark of Party A. Without the prior written consent of Party A, Party B shall not publicize in any media any business other than that contemplated hereunder in the name of “China Mobile” and “Monternet”.

2.3.3 Party B is responsible for providing the MMS application servers, application software, information sources, application data line and other equipments required for the cooperative project hereunder and shall ensure that such equipments will work under the requirements of Party A.

2.3.4 Party B shall ensure stable quality of the business, especially the information security and business quality at certain crucial stages, and shall ensure the 7×24 hours availability of the network channels with Party A; in addition, Party B is under the obligation to clarify the disclaimer statement when the users open this service.

5

2.3.5 If Party B desires to add or change one or more businesses, it shall submit to Party A the relevant required application documents before such adding or change and such businesses may be opened or implemented only upon verification and approval by Party A.

2.3.6 If Party B intends to conduct system debug, maintenance, upgrade or other foreseeable change operations that may possibly cause service termination, it shall notify Party A of such within seven (7) days before such change, either in the form of SIMS notice or other written forms, detailing the specific reason for termination, time and period, and make declaration to the users. Party B shall not provide any charging business via the channels provided by Party A.

2.3.7 Party B must ensure accuracy of the information provided in the SIMS system by it, including but not limited to: company name, legal address, tax account, number of telecommunications value-added service license, information of the contact person. If Party B changes any above information, it shall make a timely update accordingly in the SIMS system, if Party B fails to make a timely update, it shall be liable for any and all the losses arising therefrom.

2.3.8 Party B shall ensure that it logs on the SIMS system on a daily basis to receive the notice and announcement released by Party A, and then make a timely disposal, failing which, it shall fully assume any and all the losses arising therefrom.

2.3.9 If Party B needs to pay any additional unbalance communications fee and/or other expenses to Party A, it shall pay off all the debts twenty-five (25) days prior to the expiration of that fiscal period. If any amount payable during any one month is not paid off by Party B within three (3) months after the end of that month, Party A shall have the right to terminate this Agreement and claim all payments in arrears against Party B.

2.3.10 Party B shall abide by the Monternet cooperative management rules, appraisal rules, customer service standards as well as the terms & conditions of other relevant documents as formulated by Party A to regulate the Monternet market order, and shall be held liable for any violation thereof.

2.3.11 Party B shall make available a special direct customer service line for users complaints, and shall be liable for the users enquiries, declarations and complaints that are caused not due to the network communications of Party A, in addition, it shall also be in position to receive the users enquiries, fee query and complaints that are caused due to any network communication. problems. First-person liability system shall be established, and if any problem requires the coordination of Party A, Party B shall transfer it to Party A, however, Party B shall be responsible for tracking such disposal progress and return visits.

6

2.3.12 The system debug conducted by Party B shall not affect the normal operation of the existing network of Party A, and the speed for sending MMS to the communications network of Party A shall not exceed the interface flow limits allocated by Party A; without the prior consent of Party A, Party B shall not conduct any large flow test, otherwise, Party B shall be liable for any and all the consequences arising from the test. Party B shall actively coordinate the interface test work of Party A, and ensure that it will provide the MMS according to the business standards and interface technical specifications of the MMS network platform provided by Party A.

2.3.13 Party B shall render a strict control over the privilege of network interface and relevant accounts, and ensure network and information security, and shall be wholly liable for the consequences caused as a result of the improper management of Party B.

2.3.14 If Party B is unable to continue its business due to the improper management or other reasons that are attributable to Party B, it shall notify Party A three (3) months in advance, and meanwhile make explanations to users and deal well with the follow-up work.

2.3.15 Party B undertakes that it has legal ownership with respect to all of the cooperative products and other relevant contents provided hereunder to Party A during the cooperative period, or has obtained all the necessary authorizations to license the operators to use the same according to this Agreement, and undertakes that the products and other relevant contents provided by Party B hereunder does not and will not infringe upon the legitimate rights and interests of any third party, including but not limited to any copyright, right of reputation, portraiture right, etc., and that it is free from any copyright disputes and has not violated any laws and regulations, and that Party B has the right to authorize the operator to disseminate them via the information network.

2.3.16 If the third party lodges any administrative complaints, bring any legal proceedings or submit to arbitration against Party B, alleging that Party B has no disposal right to any of the cooperative products or other related contents provided hereunder or the authorization of Party B has legal defects, Party A may as appropriate take any of the following remedies jointly or selectively: (1) stop the sharing with Party B of the distributable earnings under this Agreement, with the amount not exceeding what the third party claimed; (2) require Party B to solve such disputes at its own expenses, and Party B shall, as required by Party A, request to the appropriate dispute resolving authorities to add Party A as a third party in such proceedings; (3)terminate this Agreement in part or in whole. If the above remedies are insufficient to cover the loss of Party A, as requested by Party A, Party B shall timely and fully indemnify Party A and hold Party A harmless from or against any and all the losses incurred by Party A, including but not limited to the advances already paid by Party A to Party B, and/or the economic loss accrued during the termination of the business hereunder, attorney’s fee, court fee and arbitration fee as paid by Party A for the purposes of resolving the disputes.

2.3.17 Party B, if having no qualifications as required for the operation of internet businesses, shall not in any manner whatsoever provide the business access approach to users via the internet, including but not limited to business ordering and on-demand services. Meanwhile, it shall not publicize the cooperative business hereunder on the website that has not procured the Telecommunications and Information Service Business Operation Permit. If in breach of this clause during the cooperative period, Party B shall be solely and wholly liable therefor.

7

3.18 Without the written consent of Party A, Party B shall not unilaterally provide to the users of Party A other services that are not approved by Party A.

3.19 Party B shall comply with the requirements of the "Five Prohibitions", and shall not transmit any illegal information, or any commercial ads without consent of the clients.

2.4. Rights of Party B

2.4.1 Party B has the right to request the provision by Party A of the interface specifications and relevant technical protocol standards of the MMS center, and shall have the right to request the coordination of Party A so as to ensure that Party B is able to provide the service to the users of Party A.

2.4.2 Party B may, according to the business development conditions, request Party A to adjust the flow limits of the interface if the system capacity of Party A is permissible.

2.4.3 Party B has the right to regularly open new businesses or change the existing businesses in accordance with this Agreement and the Monternet cooperative management rules, and set the information fee suitable to each type of the business hereunder.

2.4.4 Party B has the right to be informed of the information internally formulated and officially released by Party A that may directly affect the business development of Party B, except for national secrets or information related to the trade secrets of Party A.

2.4.5 If Party B needs the coordination of Party A in dealing with users complaints, it shall have the right to request the coordination of Party A.

2.4.6 Party B shall have the right to request Party A to provide billing and charging services for the cooperative business hereunder.

3. Profit Sharing

3.1 Sharing Method for the Communication Earnings

Party A shall fully own all communication fees accrued from occupying the communication network sources by the users.

3.2. Sharing Methods of Unbalance Communication Earnings

If any unbalance communications fee is generated when the multimedia messages (download) sent by Party B to the users is more than the multimedia messages (upload) sent by the users to Party B, as shown by the billing data of gateway for each month, Party A will charge to Party B according to the standard rate of RMB 0.20-0.15/message, refer to the following table for details:

Number of Unbalanced Download Multimedia Messages (Messages/Month)	Standard Rate (RMB/Massages)	Calculation Method (RMB/Month),among which, X=Number of Unbalanced Download Multimedia Messages (Messages/Months)
0-250,000 (including 250,000)	RMB 0.20/Message	X*0.20
Above 250,000	RMB 0.15/Message	250,000*0.20+(X-250,000)* 0.15

8

3.3 Sharing Methods for the Information Earnings

The information earnings accrued from the use of the application or information service provided by Party B shall be owned by Party B, and Party A will provide to Party B the relevant billing and charging services. Among the total amount of information earnings accrued during each billing month, 15% shall be calculated as the fees payable to Party A for the billing and charging services provided by Party A, and the remaining 85% shall be calculated as the earnings of Party B; after Party A has deducted the unbalance communications fees payable to Party A from the 85% earnings of Party B, if the balance is positive, Party A will refund the balance to Party B, and request Party B to issue service invoices equaling that amount, if the balance is negative, Party B shall pay to the amount owing to Party A before the 25th day of each month, and Party A will issue invoices equaling that amount upon the receipt of such amount.

3.4 The billing period for the Monternet MMS business is the period from 00:00 on the 1st day of each calendar month to 24:00 of the last day of that month.

3.5 The basis for billing and settlement is the billing tickets collected by the billing system of Party A, the message-generated business shall be calculated subject to successful receipt by the users, and the month-based business fee shall be calculated subject to the businesses actually ordered and successfully used by the users.

3.6 Information fee settled by the Parties is exclusive of:

3.6.1 The fee of users whose numbers are cancelled (including the pre-cancellation);

3.6.2 The fee of user whose number are out of service;

3.6.3 The fee of the inactive customers;

3.6.4 The fee with average single message fee too high;

3.6.5 Refund (double refund);

9

3.7 Party A shall issue to Party B the billing statement of the previous month prior to the 15th day of each month through the SIMS system designated by Party A, and the Parties hereto will check with each other the total information fee accrued during the period from the 1st day to the last day of the previous month; Party B shall feedback the check results to Party A within ten (10) working days, any delayed feedback by Party B shall be deemed as the acceptance of the billing statement.

3.8 If the balance of Party B is positive, Party B is required to issue invoice to Party A prior to the 18th day of each month, whether it has any objection as to the billing statement of the previous month, Party A shall, after receiving valid invoices from Party B prior to the 18th day of that month (subject to sending by Party B to the address duly designated by Party A), pay the information fee according to the invoiced sum checked in the billing statement prior to the end of the that month: i.e. the information fee shall be firstly settled as per the amount in the billing statement, regardless whether the Parties have completed such check as scheduled. After the check is completed, the overpaid or insufficient amount will be rolled into the subsequent or future settlement period.

3.9 If the balance is negative, Party B is required to pay off the amount owing to Party A prior to the 25th day of each month, whether it has any objection as to the billing statement of the previous month, Party A will issue invoices upon receipt of amounts owed by Party B: i.e. the information fee shall be firstly settled as per the amount in the billing statement, regardless whether the Parties could complete such check as scheduled. After the check is completed, the overpaid or insufficient amount will be rolled into the subsequent or future settlement period.

3.10 If Party B, upon receipt of the billing statement at the 15th day of each month, discovers that the difference between the actual fees of GoTone users and the ordering amounts is more than 5%, after deduction of the fees of users whose numbers are cancelled (including the pre-cancellation), the fee of users whose numbers are out of service; the fee of the inactive customers; and the fee with average single message too high refund, it may propose to check the billing statement before the 25th of each month; if the difference between the ordering relationship and the actual fee of Easyown and M-zone is above the success rate, Party B may initiate a request to check the billing statement of that month, otherwise, the data of Party A will prevail; If there is any objection, the Parties shall ascertain the specific reasons and resolve it according to the actually accrued amount through amicable consultations.

4. Customer Service

4.1 Party B shall ensure that the Monternet MMS sent by Party B to its users must be the ones selected and ordered by the users, and, in providing the Monternet MMS hereunder, Party B must ensure that the content of MMS is healthy and lawful. Party A has the right to supervise and verify the content of MMS of Party B, and has the right to strengthen control over the content of MMS provided by Party B.

10

4.2 Party B shall ensure that the customers are fully aware of the basic elements of the business before they use the Monternet MMS, including the service fee, billing methods, sending frequency, use methods, general content of the information, etc.

4.3 Party B shall set up a 7×24 hours direct fixed phone and mobile phone as customer service phones, the fixed phone shall not be an extension, and the mobile phone shall not be powered off or transferred. The numbers of customer service phones shall be filed with Party A and no change shall be made unless and until with the written permission of Party A. The numbers of customer service phones shall be notified to the customers either via the website or through external publicity.

4.4 Party B shall be responsible for the full-course service including enquiry, expense inquiry, report and complaint raised by the users in respect of the application service or content, as well as the report and complaint as to any communications network breakdown. Party B is required to assist Party A in solving the enquiry, expense inquiry, report and complaint initiated by the users and accepted by the service department of Party A in respect of the application or content service provided by Party B. Party B shall designate well-trained customer service personnel to deal with the enquiries and complains of the customers, and shall resolve the customers’ complaints within a prescribed time limit and make replies .

4.5 If the customers claim refund of the service fee due to any reason that is attributable to Party B, Party B shall refund within the required time limit. The refund may be made through the following methods: (1). Party B resolves the refund-related question until the customer is satisfied; (2). Party A may refund it to the customers, and the refund amount paid by Party A may either be deducted from the settlement amount payable to Party B, or alternatively paid directly by Party B.

4.6 If there is any large batch of customers complaints, reflecting the bad quality of service of Party B or creating a bad social impact, Party A shall have the right to terminate the cooperation with Party B temporarily; if the conditions are serious, Party A has the right to require Party B to increase certain amount of customer service cost as appropriate. The customer service cost shall be calculated by Party A as per the actual conditions, and Party A shall communicate the specific calculation methods to Party B.

5. Information Security

5.1 Party B shall ensure that all the businesses provided by Party B shall in all aspects strictly comply with the Internet Information Service Management Methods and other relevant laws, rules and regulations, and will not release, copy, distribute and disseminate any indecent, vulgar and prurient information that may adversely affect the physical and psychological development of the youth.

5.2 Party B shall ensure that the cooperative businesses hereunder will comply with the regulations of China Mobile concerning prohibited billing services of any form, and shall not charge any forms of service or business that is generated not through the use and extension of this Monternet business hereunder, including but not limited movie and music download fee.

11

5.3 Party B undertakes that it will comply with the relevant management rules of China Mobile concerning channel promotions in publicizing the cooperative business hereunder:

5.3.1 Ensure that the business or the publicizing channel of the company contains no indecent, vulgar and prurient information;

5.3.2 Party B is prohibited to conduct business publicity through any advertising alliance or other third parties.

5.3.3 Party B is prohibited from conducting any business publicity through other WAP websites other than the Monternet, or inducing the users to subscribe any WAP cooperative business.

5.4 According to the requirements of China Mobile Party B shall establish an information security team to be responsible for daily management of information security.

6. Confidentiality

6.1 For the purposes of this Agreement, “Proprietary Information” refers to any information received by one party from the other party (“Disclosing Party”) that is developed, created and discovered by the Disclosing Party or the information known by or transferred to the Disclosing Party and which is commercially valuable to the business of the Disclosing Party. The Proprietary Information includes but not limited to trade secrets, computer program, design technology, idea, know-how, process, data, business and product development plan; the information of the customers and other information that is related to the business of the Disclosing Party, or the confidential information received from the other party by the Disclosing Party shall all belong to the Proprietary Information. It is mutually understood that the Disclosing Party owns and will own the Proprietary Information, and the Proprietary Information is of great significance to the Disclosing Party; the cooperative relationship between the Parties hereto create a confidential and trust relationship between the Parties relating to the Proprietary Information hereunder.

6.2 Without the prior written consent of the Disclosing Party, the other Party shall keep confidential the Proprietary Information, and shall not use or disclose it to any person or entity, unless such disclosure is based on the normal performance of the obligations hereunder.

6.3 The Parties shall keep confidential this cooperation and the existence of this Agreement, without the prior written consent of one party, the other party shall not disclose the cooperation and existence of this Agreement to any third party.

6. 4 This confidentiality clause survives the termination of this Agreement.

7. Disclaimer Statement

The Parties hereto shall not be held liable to each other, if a force majeure occurs, making the Parties or either party unable to perform or partially perform the relevant obligations hereunder. The affected party or Parties shall notify the other party of the event of force majeure within ten (10) days of the occurrence of force majeure, and provide relevant certificates. After the force majeure, the Parties may agree on the continued performance of this Agreement by one party or both Parties.

12

8. Liability for Breach

8.1 Any failure by one party to perform this Agreement or any clause of the annex of the Agreement shall be deemed as a breach of this Agreement;

8.2 If one party, upon receipt of any SIMS notice or other written notice from the other party explaining the detailed reasons for breach, confirms the existence of such breach, it shall rectify the breach within ten (10) working days and notify the other party in writing, if the breach does not exist, it shall raise objections or make explanations to the other party within ten (10) working days. In such case, the Parties hereto shall conduct consultations with each other, failing which, it shall be resolved in accordance with the dispute settlement clause of this Agreement.

8.3 If one party breaches this Agreement, resulting in any negative impact on or economic loss to the abiding party, the abiding party shall have the right to require the breaching party to eliminate ill effects and to undertake the economic loss of the abiding party caused by such breach, as well as to investigate the breaching party into civil liabilities.

9. Dispute Settlement

Any and all disputes arising from the performance of this Agreement shall be settled through amicable consultations, failing which, either party is entitled to submit it to Beijing Arbitration Committee for arbitration in accordance with its then-effective arbitration rules. The arbitration award is final and conclusive, which has binding force upon the Parties hereto.

10. Effectiveness, Change, Renewal and Termination of this Agreement

10.1 The performance period of this Agreement is one year from August.1st, 2011 until July.31st, 2012, the previous agreement will become invalid automatically from the effective day of this Agreement. If one party raises any objections, it shall notify the other party in writing thirty (30) days prior to the expiration of this Agreement, and this Agreement will terminate upon the expiration thereof. After the termination of this Agreement, the Parties shall properly deal with the post-termination matters. This Agreement will remain effective unless and until the Parties have fully performed all the obligations hereunder and all the payable accounts and claims have been settled.

10.2 Under the Monternet cooperative management rules, this Agreement will become invalid once Party B withdraws from the services hereunder.

10.3 This Agreement shall be made out in three copies, two copies for Party A, and one for Party B, all of which are of equal legal force and effect.

13

10.4 The annex attached hereto constitutes an integral part of this Agreement, and has equal legal force with this Agreement.

10.5 During the valid period of this Agreement, the Parties hereto may change part of, or terminate this Agreement through amicable consultations. If one party intends to change or terminate this Agreement, it shall submit SIMS notice or make a written statement to the other party thirty (30) days in advance. The party terminating this Agreement shall be wholly liable for the loss suffered by the other party, unless other party is in breach of this Agreement.

10.6 Any direct or indirect breach of any provision of this Agreement by one party, or any non-performance, untimely or inadequate performance of the obligations hereunder constitutes a breach of this Agreement, the abiding party has the right to require the breaching party in written notice to rectify its breach and take adequate, effective and timely actions to eliminate the consequences of such breach, and indemnify the abiding party for any and all the losses caused as a result of such breach. If the breaching party fails to rectify its breach within then (10) days upon the receipt of the notice to rectify the breach, the abiding party shall have the right to terminate this Agreement in advance either by a SIMS notice (it shall be deemed served upon sending) or by a written notice, and hold the breaching party liable for its breach.

Authorized Representative:	Authorized Representative:

Party A (Company Seal):	Party B (Company Seal):

(Seal)	(Seal)

14